  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2015

Griffin-Benefit Street Partners BDC Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55351

MD	47-0995168
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.
On December 23, 2015, Griffin-Benefit Street Partners BDC Corp. (the “Registrant”) decreased its public offering price from $10.00 per share to $9.80 per share. The decrease in the public offering price will be effective as of the Registrant’s December 28, 2015 closing and will first apply to subscriptions received from December 21, 2015 through December 24, 2015.
In accordance with the Registrant’s previously disclosed share pricing policy, the Registrant’s board of directors determined that a reduction in the public offering price per share was warranted following a decline in the Registrant’s projected net asset value per share to an amount more than 2.5% below the Registrant’s then-current net offering price.
Although the Registrant decreased its public offering price on December 23, 2015 from $10.00 per share to $9.80 per share, for the remainder of the month of December, the Registrant will maintain the amount of daily cash distributions payable to stockholders of $0.002055 per share (representing an annualized distribution rate of 7.5% based on a share price of $10.00, or an annualized distribution rate of 7.65% based on a share price of $9.80).
On December 22, 2015, the Registrant's board of directors declared a distribution rate for the month of January of $0.002049 per day per share on the outstanding shares of common stock, representing an annualized distribution rate of 7.5% based on a share price of $10.00, or an annualized distribution rate of 7.65% based on a share price of $9.80, payable to stockholders of record of such shares as shown on the Registrant's books on each day commencing on January 1, 2016 and continuing through January 31, 2016. The decrease in the distribution rate per day per share as compared to distributions declared in 2015 is solely due to 2016 being a leap year.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-Benefit Street Partners BDC Corp.

Date: December 28, 2015	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary